Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Appoints J. Patrick O’Keefe as
Senior Vice President of Universal Global Ventures, Inc.
Richmond, VA March 31, 2020/ PRNEWSWIRE

Universal Corporation (NYSE: UVV) today announced that it has appointed J. Patrick O’Keefe as Senior Vice President of Universal Global Ventures, Inc., effective April 1, 2020. Universal Global Ventures, Inc. is a wholly-owned non-tobacco subsidiary of Universal Corporation that holds FruitSmart, Inc., Universal’s recently acquired independent specialty fruit and vegetable ingredient processor serving global markets.

In this newly created role, Mr. O’Keefe will oversee the Company’s nascent plant-based ingredient platform and the Company’s previously stated efforts to continue to build out a broader agri-products services platform.

"We are pleased to welcome Patrick to Universal Corporation as we expand and deepen our strong bench of executive talent in areas outside of tobacco," said George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation. "With almost three decades of food and beverage industry experience, Patrick brings skills that are directly relevant to our ongoing strategic and growth initiatives in adjacent industries."

Mr. O’Keefe said, "I am excited to join Universal Corporation and look forward to working alongside George and the Company’s leadership team to build on the momentum already underway."

Mr. O’Keefe brings nearly 30 years of diverse, multilevel experience in the food ingredients industry. Prior to joining Universal, Mr. O’Keefe served as Chief Operating Officer for Allen Flavors, an innovative flavor manufacturer to the food and beverage industry. Previously, from 2015 to 2018, Mr. O’Keefe served

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as Chief Executive Officer of the Americas for Döhler Group, a global producer, marketer and provider of technology-based natural ingredients, ingredient systems and integrated solutions for the food and beverage industry. From 2007 to 2015, he served as President of Finlay Tea Solutions US, Inc. and then Chief Executive Officer of Finlays Extracts & Ingredients, both subsidiaries of James Finlay International, a global supplier of tea, coffee and botanical extracts. Earlier in his career, Mr. O’Keefe held roles of increasing responsibility at Sensient Flavors, Inc., Givaudan Flavors and International Flavors & Fragrances.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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